Supplement No. 1	Filed Pursuant To Rule 424(b)(3)
(To Prospectus dated April 24, 2025)	Registration No. 333-286234

Offer to Exchange the Registered Notes Set Forth Below that Have Been Registered Under the Securities Act of 1933, as Amended, for Any and All Outstanding Restricted Notes Set Forth Opposite the Corresponding Registered Notes

Registered/Exchange Notes	Restricted/Original Notes

$1,000,000,000 6.375% Green Senior Unsecured Notes due 2034 CUSIP/ISIN: 41068XAF7/US41068XAF78	$1,000,000,000 6.375% Green Senior Unsecured Notes due 2034 144A CUSIP/ISIN: 41068XAE0/US41068XAE04 Regulation S CUSIP/ISIN: U2444XAA2/USU2444XAA29 Regulation S CUSIP/ISIN: U2444XAB0/USU2444XAB02

This prospectus supplement (the “Prospectus Supplement”) supplements our prospectus dated April 24, 2025 (the “Prospectus”), which Prospectus is incorporated by reference herein, relating to our offer to exchange (the “exchange offer”) any and all of our outstanding restricted 6.375% Green Senior Unsecured Notes due 2034, in the aggregate principal amount of $1,000,000,000 (the “Original Notes”), for up to $1,000,000,000 of our new 6.375% Green Senior Unsecured Notes due 2034 (the “Exchange Notes”), which will be registered under the Securities Act of 1933, as amended.

The purpose of this Prospectus Supplement is to amend the Prospectus to include the additional Regulation S CUSIP/ISIN: U2444XAB0/USU2444XAB02 which was inadvertently omitted from the Prospectus. Accordingly, this Prospectus Supplement amends the Prospectus to include Regulation S CUSIP/ISIN: U2444XAB0/USU2444XAB02 in each place that the CUSIP and/or ISIN numbers for the Original Notes appear on the cover of the Prospectus and on the back cover of the Prospectus. All other information in the Prospectus shall remain unchanged.

Participating in the exchange offer involves risks. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of certain factors that you should consider before deciding to tender the Original Notes in the exchange offer as well as the risk factors and other information contained herein or in the documents incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 7, 2025.